UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

_________________

Date of Report
(Date of earliest
event reported):	June 24, 2008

The Manitowoc Company, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	1-11978	39-0448110
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

2400 S. 44th Street, Manitowoc, Wisconsin 54221-0066
(Address of principal executive offices, including ZIP code)
(920) 684-4410
(Registrant’s telephone number, including area code)

_________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. §230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. §240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. §240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. §240.13e-4(c))

Item 8.01.	Other Events.

        On June 24, 2008, the UK Panel on Takeovers and Mergers (the “Panel”) instituted an auction procedure in connection with the offer of The Manitowoc Company, Inc. (“the Company”) to acquire Enodis plc (“Enodis”). The Company first announced an offer to acquire Enodis on April 14, 2008. Illinois Tool Works Inc. (“ITW”) announced an offer to acquire Enodis on May 8, 2008. The Company then announced an increased offer on May 19, 2008.

        Under the auction procedure, neither the Company nor ITW will be permitted to make or announce a revised offer for Enodis after 4:30 p.m. British Summer Time (“BST”) on June 27, 2008, except pursuant to the auction described below, unless a third party announces a firm intention to make an offer for Enodis. The auction will be conducted in a single round, scheduled to commence at 5:00 p.m. BST and end at 6:00 p.m. BST on June 30, 2008. During this round, each of the Company and ITW will be permitted to submit a single sealed bid for Enodis. The bids must be at least 5 pence in cash higher than the highest cash offer announced by either the Company or ITW prior to the commencement of the auction procedure, and the bids may be conditioned upon the other party also submitting an increased bid. Following the closing of the auction round, the board of Enodis will decide whether to recommend that Enodis shareholders approve any offer resulting from the auction procedure over a previously announced cash offer or over another offer received in the auction procedure, and the results of the auction will be announced. The auction is intended to provide a means by which the Company and ITW identify their final proposal to acquire Enodis. The auction does not effect an acquisition of Enodis.

        The Company is filing the announcement of the Panel concerning the auction procedure as Exhibit 99 hereto and is incorporating the announcement herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

The following exhibit is filed herewith:

(99)	Announcement, dated June 24, 2008, of the UK Panel on Takeovers and Mergers

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MANITOWOC COMPANY, INC.
Date: June 24, 2008	By: /s/ Maurice D. Jones
Maurice D. Jones
Senior Vice President, General Counsel and Secretary

THE MANITOWOC COMPANY, INC.
FORM 8-K
EXHIBIT INDEX

Exhibit
Number	Description

(99)	Announcement, dated June 24, 2008, of the UK Panel on Takeovers and Mergers